Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Seacoast Banking Corporation of Florida:
We consent to the incorporation by reference in the registration statements (Nos. 33-61925, 33-46504, 33-25627, 33-22846, 333-91859, 333-70399 and 333-49972) on Form S-8 of Seacoast Banking Corporation of Florida and subsidiaries (the Company) of our report dated March 9, 2007, with respect to the consolidated balance sheets of the Company as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of the Company.
As discussed in Note J to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.
Miami, Florida
March 13, 2007
Certified Public Accountants